Exhibit 10.4

RULE 145 AFFILIATE LETTER

                    , 2009

REG Newco, Inc.

416 S. Bell Ave.

Ames, Iowa 50010

Dear Sir/Madam:

Reference is made to the terms of that certain Amended and Restated Agreement and Plan of Merger executed August 7, 2009 (the “Agreement”), by and among REG Newco, Inc., a Delaware corporation (“Newco”), REG Danville, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“MergerLLC”), Blackhawk Biofuels, LLC, a Delaware limited liability company (the “Company”), and Renewable Energy Group, Inc., a Delaware corporation (“REG”), pursuant to which MergerLLC will merge with and into the Company and the units of Company membership interests shall be converted to into the right to receive shares of Newco’s common stock, par value $0.0001 per share (“Newco Common Stock”) and shares of Newco preferred stock, par value $0.0001 per share, (“Newco Preferred Stock”), on the Closing Date (the “Transaction”). Terms used but not defined in this letter shall have the meanings ascribed to such terms in the Agreement.

I understand that I may be deemed to be an “affiliate” of Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Act”).

If in fact I were to be deemed an “affiliate” of Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of Newco Common Stock and Newco Preferred Stock received by me pursuant to the Transaction may be restricted under current law.

I hereby represent, warrant and covenant to Newco that:

I will not sell, pledge, transfer or otherwise dispose of any Newco Common Stock or Newco Preferred Stock unless (i) such sale, pledge, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Newco, or under a “no-action” letter obtained by me from the staff of the Securities and Exchange Commission (the “SEC”), (a) such sale, pledge, transfer or other disposition will not violate or is otherwise exempt from registration under the Act and (b) such sale, pledge, transfer or other disposition otherwise complies with all applicable laws;

I hereby acknowledge that Newco is under no obligation to register the sale, transfer, pledge or other disposition by me of Newco Common Stock or Newco Preferred Stock or to take any other action necessary for the purpose of making an exemption from registration available except as may be provided in that certain Registration Rights Agreement dated the Closing Date among Newco and its shareholders.

I understand that Newco will issue stop transfer instructions to its transfer agent with respect to Newco Common Stock and Newco Preferred Stock to be received in the Transaction and that a restrictive legend will be placed on certificates delivered to me evidencing such Newco Common Stock and Newco Preferred Stock in substantially the following form:

“This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and may be sold or otherwise disposed of only in accordance with the terms of a letter agreement, dated                     , 2009, between the holder of this certificate and the issuer of this security (a copy of which is on file in the principal office of such issuer) which contains further restrictions on the transferability of the shares represented hereby.”

It is understood and agreed that the legend set forth above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) the securities have been sold in conformity with the provisions of Rule 145 under the Act, (ii) Newco Common Stock or Newco Preferred Stock received by me in the Transaction are registered for sale by me under the Act or (iii) Newco has received either an opinion of counsel in form and substance reasonably satisfactory to Newco, or a “no-action” letter obtained by me from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to me.

The term “Newco Common Stock” and “Newco Preferred Stock” as used in this letter shall mean and include not only the common stock and preferred stock of Newco as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Newco Common Stock or Newco Preferred Stock.

I hereby acknowledge that I have read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Newco Common Stock and Newco Preferred Stock to the extent I felt necessary with my counsel.

This letter will be governed by the laws of Iowa regardless of any applicable principles of conflict of laws. This letter will be binding upon the undersigned and Newco and their respective successors and assigns. This letter is the complete agreement between the undersigned and Newco concerning the subject matter hereof. If the Agreement is terminated in accordance with its terms prior to the Closing Date, then the legal effect of this letter will thereupon automatically terminate.

Execution of this letter shall not be construed as an admission on my part of “affiliate” status nor as a waiver of any rights that I may have to object to any claim that I am an “affiliate” on or after the date of this letter.

Very truly yours,

Name:

Agreed to and accepted as of the
date first written above:

REG Newco, Inc.

By:
Name:
Title:

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